EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alton Charles Morgan and Jeff Morhet, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the issuance of Common Shares of InNexus Biotechnology Inc. pursuant to InNexus Biotechnology Inc. Stock Option Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the 16th day of November, 2006.

“Alton Charles Morgan” Alton Charles Morgan	Director
“Sybille Muller” Sybille Muller	Director
“Jeff Morhet” Jeff Morhet	Chairman, President, Chief Executive Officer and Chief Operating Officer (principal executive officer)
“Gail Thurston” Gail Thurston	Vice President – Corporate Development
“Wade Brooksby” Wade Brooksby	Chief Financial Officer (principal financial and accounting officer)

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